Exhibit 11.1

Code of Ethics

INTRODUCTION

This Code of Ethics applies to all Members of the Administration, employees and trainees of the Santander Group companies’ in Brazil and serves as a guide to their professional and personal lives. Employees should get acquainted with the Code of Ethics and both adhere to it and cause it to be adhered to.

The employees of Santander´s companies must be guided by ethical principles and conduct themselves in a fashion that is consistent with organizational values.

The Code establishes respectful, transparent relationship standards focused on performing the obligations of Santander with its customers, employees, shareholders, and partners and with society. The Code also serves as a guide to the performance of legal obligations and to maintain the commercial relationships based on the trust of customers and partners.

The standards in this Code are not intended to supersede special standards such as those stated in the Santander Stock Market Code of Conduct.

RESPONSIBILITIES

Notwithstanding their hierarchical level, every employee is responsible for:

• strictly adhering to the legislation in force in connection with their job, and cause it to be adhered to, including any acts and regulations issued by regulatory agencies and internal standards and procedures set out by Santander;

• acting in the customers´ best interest by providing customers with the information required of our products and services, observing the procedures set out in Santander product standards and manuals;

• continually improving Santander´s products and services;

• providing customer service with the highest standards of quality, and striving to exceed customer expectations;

• striving to attain the best results for Santander by caring for organizational values and reputation;

• reaffirming their commitment with the objectives of Santander by performing their duties according to acceptable commercial practices with loyalty to the Organization, efficiency and optimization of resources, with the objective of adding value to customers, employees and shareholders;

• striving to improve both personally and professionally and stimulating their co-workers to do likewise, beyond professional commitments;

• promoting fairness when hiring and compensating their team accordingly.

• when hiring service providers, ensure that their practices are consistent with the provisions of the Santander Code of Ethics, both in connection with the services provided and the relationship with the providers’ employees;

• reporting to Compliance through the “Whistleblowing” tool, available on the Intranet, any circumstances that may give rise to discrimination, sexual harassment, moral harassment or bullying of any type, involving both the external audience and colleagues;

• caring for hygiene and safety in the workplace;

• reporting to the immediate supervisor any violations of the Code and/or any other special code of conduct. The immediate supervisor will report the situation to Compliance, with his/her comments;

• adhering to the commitments with customers, suppliers, governmental agencies, market partners and work colleagues.

• Do not issue private opinion on behalf of Santander through the media, events, Social Networks and etc.

PROFESSIONAL ETHICS

Employees are expected to have a fair and honest conduct in their personal and professional behavior, based on values such as citizenship, dignity, work, respect, loyalty, decorum, caring, efficiency and the knowledge of the principles embraced by Santander.

Therefore, employees are expected to:

In their internal relationships

•  perform the responsibilities that are inherent to their job;

• adhere to the legal and regulatory provisions that are applicable to their professional activity;

• perform their job according to the best interests and objectives of Santander;

• respect intellectual property by barring the non-authorized or non-licensed use of any reports, software applications, ideas and registered/patented products owned by Santander or by any third parties;

• make available to Santander, also upon the termination of their employment relationship with the Organization, any documentation, projects, communication and other information obtained during the exercise of his/her job, given that Santander holds and maintains intellectual property;

• foster and stimulate improvement mechanisms for internal communications;

• respect hierarchy and provide attention, courtesy and loyalty to everyone;

• report to their immediate supervisor, in a candid and accurate manner, about the routine and any material occurrences in connection with the functions under their responsibility;

• report any legally obtained facts or information that may be of interest to Santander, observing hierarchy;

• never engage in any transactions that involve personal or family interest on behalf of the Santander. If engagement is impending, report the circumstances to the immediate supervisor who in turn should seek approval from the relevant levels.

• lead a balanced financial life by avoiding any situations that may interfere with their professional activities such as issuing checks without adequate funds, maintaining overdraft balances in their bank account beyond the approved credit limits or consistently fail to pay their financial obligations. Personal finances must be managed in an adequate manner, with care and caution, thereby avoiding undesirable situations.

In their Relationship with Governmental Agencies

• maintain an active, collaborative attitude with authorities, consistent with their professional duty of preventing and avoiding financial crimes.

In their Relationship with Customers and Suppliers/Service Providers

• keep an ongoing focus and monitoring of customer expectations and degree of satisfaction, adhering to the highest standards of customer service by aligning them to the principles set out by Policies and Standards to Contract Operations and Services to Santander Customers;

• never use their personal or professional relationships, the weight of their position, function, activity, job, authority or influence to obtain any advantages to self or to any third- part;

• ensure that their personal interests do not have a weight on any analyses, actions or in any professional services performed on behalf of Santander.

• refuse any offers that may give rise to undue personal advantages in connection with any type of income or commissions arising out of or resulting from any transactions on behalf of Santander;

• adhere to any standards and procedures set out in Santander´s internal policies when hiring suppliers, service providers and selling products to customers.

In their relationship with competitors

•Do not engage, direct or indirectly, in any other practice other than the loyal competition;

• Cooperate with the improvement of the financial sector by maintaining a respectful relationship with the competition;

• Respect the reputation of competitors by refraining from providing statements that might affect their image, and in this way assuring a healthy competition;

• Respect the intellectual property of your competitors.

CONFIDENTIALITY

Financial institutions must maintain confidentiality in connection with any information provided by customers.

Therefore, employees are expected to:

• maintain confidentiality about any transactions and services provided by the Bank to its customers and suppliers, and provide information which are legally permitted only;

• refuse to provide any confidential information or documents, including data, news or any other information pertaining to Santander, except as authorized by relevant officers or by a Court order. When in doubt, refer to the standards in force and to the legal department;

• keep information confidential also upon the termination of employment, and be aware that Santander may take legal steps in connection with the violation of any confidentiality obligations.

CONFLICT OF INTEREST

Employees shall avoid any circumstances whereby their personal interests conflict with those of Santander, and agree to the following:

In the workplace

• employees shall not provide any type of services to organizations outside of Santander without prior consent. Such consent shall be requested in writing from the employee’s immediate supervisor. In case of any doubts or dilemmas as to potential conflict of interest, the manager shall forward a request for authorization to the Compliance Area, including his/her opinion on the matter;

• employees shall not use any Santander resources (knowledge, facilities, equipment, supplies, information, electronic media, Internet, without limitation) for the benefit of self or any third parties;

• the Compliance Area should assess any types of potential conflicts of interest in connection with family ties before hiring, transferring or appointing any relatives. Relatives are defined as: father, mother, children, brothers/sisters, brothers/sisters in-law, spouses, step-father/mother, step-children, domestic partners, cousins, uncles/aunts, father/mother- in-law, daughter/son-in-law, nephews, nieces and grandchildren;

• refuse to fill in any positions whereby a relative may influence or affect your work (example: Direct/indirect reports, any areas with a direct relationship with the employees work, including commercial and risk areas, etc.). Employees must report to the Compliance Area any changes in circumstances involving relatives that may give rise to conflict of interest when performing their duties;

• the provisions of the above paragraphs also apply to service providers;

• employees shall not perform any political or religious activities on  Santander´s premises that may interfere with the good performance of their tasks or those of their colleagues. Employee participation in charity, civic, religious, political, union, social or cultural associations does not constitute a conflict of interest, provided any such activities are performed in their leisure time and are in compliance with specific rules on the exercise of external activities.

In the Relationship with Customers and Suppliers/Service Providers

• employees shall have straightforward and fair relationships with suppliers and service providers, according to the best interests of both Santander and the parties involved;

• do not influence the decision making of approval of credit operations or lending individuals limits and/or legal entities with whom they maintain kinship relationship until second degree consanguineous or by affinity. Adopt the same procedure when there are other links which are not discriminated against in this item, but which in the opinion of an external observer might compromise the impartiality of the employee;

• the ethical standards of Santander shall be observed when providing gifts to customers and suppliers or when honored in social events;

• employees shall refuse any direct or indirect gifts from customers or suppliers that exceed one hundred American dollars (USD 100), including cash.

The following items are acceptable as gifts to employees:

•  any gifts without commercial value that are part of the communications strategy of a customer, partner or supplier, which are widely distributed or commonly given away to all who maintain a commercial relationship with any such supplier, partner or customer;

• any business invitations such as luncheon, dinners or social, cultural and sports events, provided that these are standard practices by the supplier, partner or customers, and are within adequate and reasonable limits;

• event-specific gifts (i.e., Christmas, marriage, birthday, etc), not to exceed one hundred American dollars (USD100.00);

•any bonuses, compensation or indemnity received from civil or charity organizations of which the employee is a board member or associate, subject to prior authorization by the Compliance Area;

• employees shall report to their immediate supervisor any gifts or invitations to trips that are worth more than the above limits, who in turn will forward it to Compliance for the procedures to be adopted;

• employees shall not request, directly or indirectly, any loans to suppliers, other employees and customers. Any loans shall be contracted with financial institutions that make loans and financings as part of their key business activities;

• employees shall not offer any Santander products and services as a condition precedent to performing any financial transactions with their customers.

PERSONAL INVESTMENTS

Personal investment decisions by employees should rely on public domain information only. The use of confidential information that is obtained in connection with the employee´s job is prohibited by Santander.

Any investments made by employees in the stock market should observe investment (and not speculation) criteria, and the investment should be maintained for at least a 30-day period.

In personal trading, the excess indebtedness or holding speculative stock may be detrimental to the employee’s professional activities. Steps should be taken to preclude any personal high risk circumstances from having an impact on any analyses, decisions or professional advisory services on behalf of Santander Employees are prohibited from making personal investments under the following situations:

• when the other party is either a customer or a supplier, except for the purchase of their stock in the Stock Exchange, with assets that are part of the indices traded in the Sao Paulo Stock Exchange (the Bovespa);

• in case the employee is aware of the investment positions of Santander in assets, except to the extent of shares that are traded in large volumes in stock exchanges;

• through transactions about which the relevant employee has information that may affect the price of stocks, obtained in the course of his/her professional activities at Santander;

• through investment transactions that may have adverse effects on the customer’s best interests due to insider trading by the employee;

• through any transactions in which personal interests are put above the best interests of Santander and its customers.

In connection with stocks of Group Santander companies, employees are prohibited to:

•practice insider trading in connection with information that has not been publicly disclosed by an independent communication vehicle;

• perform short-term trading (less than 30 days), to benefit from speculative moves;

• under Santander Stock Market Code of Conduct, trade stocks one month before the disclosure of annual, half-yearly or quarterly results of Santander Group;

•under no circumstances make agreements with competitors that may affect the price of transactions or commercial policies and/or may be deemed as unfair competition. The disclosure of rumors in order to benefit from market reaction is absolutely forbidden;

• perform personal transactions at prices or rates that are not consistent with those prevailing in the market. In case of an impending transaction at inconsistent prices or rates the prior approval of the Compliance Area should be sought.

The limitations in connection with personal investments using confidential and/or insider information apply to individuals and firms directly or indirectly related to the relevant employee. If you have any doubts please contact the Compliance Area.

PERSONS WHO ARE SUBJECT TO THE CODE OF CONDUCT IN STOCK MARKET

At Santander the concept of Persons who are Subject to the Code of Conduct include the following functions:

• any officers that are member of the Santander Executive Committee;

• any brokers in any type of market;

• any investment managers;

• any market analysts;

• any persons who work directly or indirectly in the areas of Treasury, CIB or Asset Management, including any employees working in the structuring of products in connection with such areas;

• any other persons or areas that, for any reasons, are considered as Persons who are Subject to the Stock Market Code of Conduct.

All employees that are deemed as Persons who are Subject to the Code of Conduct are required to thoroughly read the Santander Stock Market Code of Conduct, do the training and sign the Statement of Acceptance Form for the relevant Code.

MONEY LAUNDERING PREVENTION AND TERRORISM FINANCING

All employees and trainees, irrespective of their organizational positions, in recognition of the importance to fight against organized crime and in collaboration to preventing terrorism financing must:

• become acquainted with and apply all Santander´s internal standards and procedures in connection with preventing money laundering as defined in the Money Laundering Prevention Manual;

• immediately report to UPLD any transactions that may allegedly or confirmedly have any connection with money laundering and be alert at the inception and/or during the course of the commercial relationship with their clients.

SUSTAINABLE DEVELOPMENT

In all our decisions, we pursue profit as the result of collective effort, which generates not just economic but also social and environmental benefits. For this way of doing business can increasingly take root in the entire Organization, Santander constantly invests in creating and revision products, services, processes, policies, relationships and educational initiatives in line with concepts of sustainability. For this, Santander observes the following guidelines:

• Develops initiatives that are transparent and that may benefit all the stakeholders;

• Pursues profit in a responsible manner, while respecting society and the environment;

• Develops social programs that meet the needs of the communities served by the Bank, encouraging the participation and engagement of all stakeholders (employees, suppliers, clients and shareholders);

• Encourages volunteer work by employees;

• Strictly complies with the standards and requirements laid down by environmental laws;

• Develops internal programs to minimize the environmental impact of our activities;

• Establishes high priority in the hiring of suppliers which abide by best social and environmental conduct and incentivizes the adoption of good practices;

• Includes social and environmental issues in the risk analysis process;

• Takes into consideration the environment and society while developing and adapting products and services;

• Disseminates sustainability practices through educational initiatives aimed at both the internal public as well as suppliers, clients, shareholders and society;

• Promotes diversity at the workplace fighting discrimination in all of its forms.

• Supports, protects and preserves Human Rights by adopting policies and practices which contribute for the eradication of child labor, forced or compulsory labor, and the sexual exploitation of children and adolescents.

ANTI-CORRUPTION AND BRIBERY

Santander disclaims any acts of its employees that are linked to actions that benefit people and characterize situations of Bribery or Corruption. In this way, every employee must ensure that situations of this nature are not committed under any circumstances.

SANCTIONS

Santander uses a number of resources to detect potential violations to the Code. Employees must be aware that any violations may lead to disciplinary action, including termination for just cause.

MISCELLANEOUS

The Code of Ethics does not supersede any special codes in force at Santander, including any other standards and regulations, provided any such specific codes, standards and regulations are not in conflict with this Code.